BAE SYSTEMS plc F-6 POS

Exhibit (a)(1)

AMENDED AND RESTATED DEPOSIT AGREEMENT dated as of May 2, 2003 (the “Deposit Agreement”) among BAE SYSTEMS plc (fka British Aerospace PLC) and its successors (the “Company”), JPMORGAN CHASE BANK, as depositary hereunder (the “Depositary”), and all holders from time to time of American Depositary Receipts issued hereunder (“ADRs”) evidencing American Depositary Shares (“ADSs”) representing deposited Shares (defined below).

WITNESSETH:

WHEREAS, the Company and the Depositary entered into a deposit agreement dated as of September 28, 1998 (the “Old Deposit Agreement”) to provide for the deposit of Shares of the Company with the Depositary or with the Custodian as agent of the Depositary for the purposes set forth in such Old Deposit Agreement, for the creation of American depositary shares representing the Shares so deposited and for the execution and delivery of American depositary receipts (“Old ADRs”) evidencing the ADSs;

WHEREAS, the Company and the Depositary desire to amend certain terms of the Old Deposit Agreement in accordance with paragraph (16) of the Form of ADR thereof and to reflect such amendments pursuant to the terms and conditions set forth in this Deposit Agreement; and

WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of Shares of the Company from time to time with the Custodian for the purposes set forth herein, and for the issuance of ADRs, in respect of the Shares so deposited.

NOW THEREFORE, in consideration of the premises, it is agreed by and among the parties hereto as follows:

1. Certain Definitions.

(a)             “ADR Register” is defined in paragraph (3) of the form of ADR.

(b)             “ADRs” mean the American Depositary Receipts executed and delivered hereunder. ADRs may be either in physical certificated form or Direct Registration ADRs. ADRs in physical certificated form shall be substantially in the form of Exhibit A annexed hereto (the “form of ADR”). The term ADirect Registration ADR@ means an ADR, the ownership of which is recorded on the Direct Registration System. References to AADRs@ shall include Direct Registration ADRs, unless the context otherwise requires. The form of ADR is hereby incorporated herein and made a part hereof; the provisions of the form of ADR shall be binding upon the parties hereto.

(c)             Subject to paragraph (13) of the form of ADR, each “ADS” evidenced by an ADR represents the right to receive four (4) Shares and a pro rata share in any other Deposited Securities.

(d)              “Articles” means the Articles of Association of the Company, as in effect from time to time.

(e)              “Custodian” means the agent or agents of the Depositary (singly or collectively, as the context requires) and any additional or substitute Custodian appointed pursuant to Section 9.

(f)               The terms “deliver”, “execute”, “issue”, Aregister@, Asurrender@, Atransfer@ or Acancel@, when used with respect to Direct Registration ADRs, shall refer to an entry or entries or an electronic transfer or transfers in the Direct Registration System.

(g)              “Delivery Order” is defined in Section 3.

(h)              “Deposited Securities” as of any time means all Shares at such time deposited under this Deposit Agreement and any and all other Shares, securities, property and cash at such time held by the Depositary or the Custodian in respect or in lieu of such deposited Shares and other Shares, securities, property and cash.

(i)               “Direct Registration System”means the system for the uncertificated registration of ownership of securities established by The Depository Trust & Clearing Corporation (“DTCC”) and utilized by the Depositary pursuant to which the Depositary may record the ownership of ADRs without the issuance of a certificate, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto. For purposes hereof, the Direct Registration System shall include access to the Profile Modification System maintained by DTCC which provides for automated transfer of ownership between DTCC and the Depositary.

(j)               “Holder” means the person or persons in whose name an ADR is registered on the ADR Register.

(k)              “Securities Act of 1933” means the United States Securities Act of 1933, as from time to time amended.

(l)               “Securities Exchange Act of 1934” means the United States Securities Exchange Act of 1934, as from time to time amended.

(m)             “Shares” mean the ordinary shares of the Company and shall include the rights to receive Shares specified in paragraph (1) of the form of ADR.

(n)              “Transfer Office” is defined in paragraph (3) of the form of ADR.

(o)              “Withdrawal Order” is defined in Section 6.

2. ADR Certificates. (a) ADRs in certificated form shall be engraved, printed or otherwise reproduced at the discretion of the Depositary in accordance with its customary practices in its American depositary receipt business, or at the request of the Company typewritten and photocopied on plain or safety paper, and shall be substantially in the form set forth in the form of ADR, with such changes as may be required by the Depositary or the Company to comply with their obligations hereunder, any applicable law, regulation or usage or to indicate any special limitations or restrictions to which any particular ADRs are subject. ADRs may be issued in denominations of any whole number of ADSs. ADRs in certificated form shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary. ADRs in certificated form bearing the facsimile signature of anyone who was at the time of execution a duly authorized officer of the Depositary shall bind the Depositary, notwithstanding that such officer has ceased to hold such office prior to the delivery of such ADRs.

(b) Direct Registration ADRs. Notwithstanding anything in this Deposit Agreement or in the form of ADR to the contrary, ADSs shall be evidenced by Direct Registration ADRs, unless certificated ADRs are specifically requested by the Holder.

(c) Holders shall be bound by the terms and conditions of this Deposit Agreement and of the form of ADR, regardless of whether their ADRs are Direct Registration ADRs or certificated ADRs.

3. Deposit of Shares. In connection with the deposit of Shares hereunder, the Depositary or the Custodian may require the following in form satisfactory to it: (a) a written order directing the Depositary to issue to, or upon the written order of, the person or persons designated in such order a Direct Registration ADR or ADRs evidencing the number of ADSs representing such deposited Shares (a “Delivery Order”); (b) proper endorsements or duly executed instruments of transfer in respect of such deposited Shares; (c) instruments assigning to the Custodian or its nominee any distribution on or in respect of such deposited Shares or indemnity therefor; and (d) proxies entitling the Custodian to vote such deposited Shares. As soon as practicable after the Custodian receives Deposited Securities pursuant to any such deposit or pursuant to paragraph (10) or (13) of the form of ADR, the Custodian shall present such Deposited Securities for registration of transfer into the name of the Custodian or its nominee, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration. Deposited Securities shall be held by the Custodian for the account and to the order of the Depositary at such place or places and in such manner as the Depositary shall determine. Deposited Securities may be delivered by the Custodian to any person only under the circumstances expressly contemplated in this Deposit Agreement. Shares may also be deposited hereunder by such delivery thereof as the Depositary or the Custodian may reasonably accept, including, without limitation, by causing them to be credited to an account maintained by the Custodian for such purpose with an accredited intermediary, such as a bank, acting as a registrar for the Shares or otherwise through the CREST real time settlement system for U.K. securities, in each case together with delivery of the documents, payments and Delivery Order referred to herein to the Custodian or the Depositary.

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4. Issue of ADRs. After any such deposit of Shares, the Custodian shall notify the Depositary of such deposit and of the information contained in any related Delivery Order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by cable, telex or facsimile transmission. After receiving such notice from the Custodian, the Depositary, subject to this Deposit Agreement, shall properly issue at the Transfer Office, to or upon the order of any person named in such notice, an ADR or ADRs registered as requested and evidencing the aggregate ADSs to which such person is entitled.

5. Distributions on Deposited Securities. To the extent that the Depositary determines in its discretion that any distribution pursuant to paragraph (10) of the form of ADR is not practicable with respect to any Holder, the Depositary may make such distribution as it so deems practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such Holder’s ADRs (without liability for interest thereon or the investment thereof).

6. Withdrawal of Deposited Securities. In connection with any surrender of an ADR for withdrawal of the Deposited Securities represented by the ADSs evidenced thereby, the Depositary may require proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the Holder’s written order directing the Depositary to cause the Deposited Securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to, or upon the written order of, any person designated in such order (a “Withdrawal Order”). Directions from the Depositary to the Custodian to deliver Deposited Securities shall be given by letter, first class airmail postage prepaid, or, at the request, risk and expense of the Holder, by cable, telex or facsimile transmission. Delivery of Deposited Securities may be made by the delivery of certificates (which, if required by law shall be properly endorsed or accompanied by properly executed instruments of transfer or, if such certificates may be registered, registered in the name of such Holder or as ordered by such Holder in any Withdrawal Order) or by such other means as the Depositary may deem practicable.

7. Substitution of ADRs. The Depositary shall execute and deliver a new Direct Registration ADR in exchange and substitution for any mutilated certificated ADR upon cancellation thereof or in lieu of and in substitution for such destroyed, lost or stolen certificated ADR, unless the Depositary has notice that such ADR has been acquired by a bona fide purchaser, upon the Holder thereof filing with the Depositary a request for such execution and delivery and a sufficient indemnity bond and satisfying any other reasonable requirements imposed by the Depositary.

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8. Cancellation and Destruction of ADRs. All ADRs surrendered to the Depositary shall be cancelled by the Depositary. The Depositary is authorized to destroy ADRs in certificated form so cancelled in accordance with its customary practices.

9. The Custodian. Any Custodian in acting hereunder shall be subject to the directions of the Depositary and shall be responsible solely to it. The Depositary may from time to time, after consultation with the Company if practicable, appoint one or more agents to act for it as Custodian hereunder. Each Custodian so appointed (other than JPMorgan Chase Bank) shall give written notice to the Company and the Depositary accepting such appointment and agreeing to be bound by the applicable terms hereof. Any Custodian may resign from its duties hereunder by at least 30 days written notice to the Depositary. The Depositary may discharge any Custodian at any time upon notice to the Custodian being discharged. Any Custodian ceasing to act hereunder as Custodian shall deliver, upon the instruction of the Depositary, all Deposited Securities held by it to a Custodian continuing to act.

10. Co-Registrars and Co-Transfer Agents. The Depositary may, after consultation with the Company if practicable, appoint and remove (i) co-registrars to register ADRs and transfers, combinations and split-ups of ADRs and to countersign ADRs in accordance with the terms of any such appointment and (ii) co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices in addition to the Transfer Office on behalf of the Depositary. Each co-registrar or co-transfer agent (other than JPMorgan Chase Bank) shall give notice in writing to the Company and the Depositary accepting such appointment and agreeing to be bound by the applicable terms of this Deposit Agreement.

11. Lists of Holders. The Company shall have the right to inspect transfer records of the Depositary and its agents and the ADR Register, take copies thereof and require the Depositary and its agents to supply copies of such portions of such records as the Company may request. The Depositary or its agent shall furnish to the Company promptly upon the written request of the Company, a list of the names, addresses and holdings of ADSs by all Holders as of a date within seven days of the Depositary’s receipt of such request.

12. Depositary’s Agents. The Depositary may perform its obligations under this Deposit Agreement through any agent appointed by it, provided that the Depositary shall notify the Company of such appointment and shall remain responsible for the performance of such obligations as if no agent were appointed. The Depositary shall use its reasonable efforts under the circumstances to consult with the Company prior to appointing any agent hereunder (other than those agents which, on the date hereof, are acting in an agency capacity for JPMorgan Chase Bank).

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13. Successor Depositary. If the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a bank or trust company having an office in the Borough of Manhattan, The City of New York, as successor depositary hereunder. Every successor depositary shall execute and deliver to its predecessor and to the Company written acceptance of its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become Depositary hereunder; but such predecessor, upon payment of all sums due it and on the written request of the Company, shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder and assigning all interest in the Deposited Securities to such successor, and shall deliver to such successor a list of the Holders. Any bank or trust company into or with which the Depositary may be merged or consolidated, or to which the Depositary shall transfer substantially all its American depositary receipt business, shall be the successor of the Depositary without the execution or filing of any document or any further act. Upon the appointment of any successor depositary hereunder, any agent of the Depositary then acting hereunder shall forthwith become such agent hereunder of such successor depositary and such successor depositary shall, on the written request of any such agent, execute and deliver to such agent any instruments necessary to give such agent authority as such agent hereunder of such successor depositary.

14. Reports. On or before the first date on which the Company makes any communication available to holders of Deposited Securities or any securities regulatory authority or stock exchange, by publication or otherwise, the Company shall transmit to the Depositary a copy thereof in English or with an English translation or summary. The Company has delivered to the Depositary, the Custodian and any Transfer Office, a copy of all provisions of or governing the Shares and any other Deposited Securities issued by the Company or any affiliate of the Company and, promptly upon any change thereto, the Company shall deliver to the Depositary, the Custodian and any Transfer Office, a copy (in English or with an English translation) of such provisions as so changed. The Depositary and its agents may rely upon the Company’s delivery thereof for all purposes of this Deposit Agreement.

15. Additional Shares. Neither the Company nor any company controlling, controlled by or under common control with the Company shall issue additional Shares, rights to subscribe for Shares, securities convertible into or exchangeable for Shares or rights to subscribe for any such securities or shall deposit any Shares under this Deposit Agreement, except under circumstances complying in all respects with the Securities Act of 1933. The Depositary will use reasonable efforts to comply with written instructions of the Company not to accept for deposit hereunder any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company’s compliance with securities laws in the United States.

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16. Indemnification. The Company shall indemnify, defend and save harmless each of the Depositary and its agents against any loss, liability or expense (including reasonable fees and expenses of counsel) that may arise out of (a) its acceptance and performance of its powers and duties in respect of this Deposit Agreement, except to the extent such loss, liability or expense is due to its negligence or bad faith, or (b) any offer or sale of ADRs, ADSs, Shares or other Deposited Securities or any registration statement under the Securities Act of 1933 in respect thereof, except to the extent such loss, liability or expense arises out of information (or omissions from such information) relating to it furnished in writing to the Company by it expressly for use in any such registration statement. The Depositary shall indemnify, defend and save harmless the Company against any loss, liability or expense incurred by the Company in respect of this Deposit Agreement to the extent such loss, liability or expense is due to the negligence or bad faith of the Depositary. In no event shall the Depositary or any of its agents be liable for any indirect, special, punitive or consequential damages. The obligations set forth in this Section 16 shall survive the termination of this Deposit Agreement and the succession or substitution of any indemnified person.

17. Notices. Notice to any Holder shall be deemed given when first mailed, first class postage prepaid, to the address of such Holder on the ADR Register or received by such Holder. Notice to the Depositary or the Company shall be deemed given when first received by it at the address or facsimile transmission number set forth in (a) or (b), respectively, or at such other address or facsimile transmission number as either may specify to the other by written notice:

(a)	JPMorgan Chase Bank

1 Chase Manhattan Plaza (40th Floor)

New York, New York 10081

Attention: ADR Administration

Fax: (212) 552-4944

(b)	BAE SYSTEMS plc

6 Carlton Gardens

London SW1Y 5AD

England

Attention: Company Secretary

Fax: +44 1252 383015

18. Miscellaneous. This Deposit Agreement is for the exclusive benefit of the Company, the Depositary, the Holders, and their respective successors hereunder, and shall not give any legal or equitable right, remedy or claim whatsoever to any other person. The Holders and owners of ADRs from time to time shall be parties to this Deposit Agreement and shall be bound by all of the provisions hereof. If any such provision is invalid, illegal or unenforceable in any respect, the remaining provisions shall in no way be affected thereby. This Deposit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

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19.       Amendment and Restatement of Old Deposit Agreement. The Deposit Agreement amends and restates the Old Deposit Agreement in its entirety to consist exclusively of the Deposit Agreement, and each Old Receipt is hereby deemed amended and restated to substantially conform to the form of ADR set forth in Exhibit A annexed hereto.

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IN WITNESS WHEREOF, BAE SYSTEMS plc and JPMORGAN CHASE BANK have duly executed this Deposit Agreement as of the day and year first above set forth and all holders of ADRs shall become parties hereto upon acceptance by them of ADRs issued in accordance with the terms hereof.

BAE SYSTEMS plc

By:	/s/ Michael Lester
Name:	Michael Lester
Title:	Group Legal Director

JPMORGAN CHASE BANK

By:	/s/ Jordan Chutter
Name:	Jordan Chutter
Title:	Vice President

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EXHIBIT A

ANNEXED TO AND INCORPORATED IN

     DEPOSIT AGREEMENT

[FORM OF FACE OF ADR]

AS PROVIDED IN THE ARTICLES OF ASSOCIATION OF BAE SYSTEMS plc AND THE DEPOSIT AGREEMENT REFERRED TO BELOW, THE HOLDER HEREOF, THIS ADR, THE ADSs EVIDENCED HEREBY AND THE SHARES REPRESENTED THEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS, INCLUDING INFORMATION REQUIREMENTS, RESTRICTIONS ON OWNERSHIP AND PROVISIONS FOR, AMONG OTHER THINGS, THE CANCELLATION OF ADSs AND COMPULSORY SALE OF THE SHARES REPRESENTED THEREBY AND LIMITATION OF VOTING RIGHTS. SUCH RESTRICTIONS MAY CHANGE FROM TIME TO TIME. SEE PARAGRAPH (6) BELOW.

No. of ADSs:
____
Number
__________
Each ADS represents
Four (4) Shares

CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

ORDINARY SHARES

of

BAE SYSTEMS plc

(Incorporated under the

laws of England and Wales)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as depositary hereunder (the “Depositary”), hereby certifies that ______ is the registered owner (a “Holder”) of ___ American Depositary Shares (“ADSs”), each (subject to paragraph (13) representing four (4) ordinary shares (including the rights to receive Shares described in paragraph (1), “Shares” and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the “Deposited Securities”), of BAE SYSTEMS plc, a corporation organized under the laws of England and Wales (the “Company”), deposited under the Amended and Restated Deposit Agreement dated as of May 2, 2003 (as amended from time to time, the “Deposit Agreement”) among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued thereunder (“ADRs”), each of whom by accepting an ADR becomes a party thereto. The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York.

(1) Issuance of ADRs. This ADR is one of the ADRs issued under the Deposit Agreement. Subject to paragraph (4), the Depositary may so issue ADRs for delivery at the Transfer Office (defined in paragraph (3)) only against deposit with the Custodian of: (a) Shares in form satisfactory to the Custodian; (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions; or, (c) other rights to receive Shares (until such Shares are actually deposited pursuant to (a) or (b) above, “Pre-released ADRs”) only if (i) Pre-released ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the Depositary for the benefit of Holders (but such collateral shall not constitute “Deposited Securities”), (ii) each recipient of Pre-released ADRs agrees in writing with the Depositary that such recipient (a) owns such Shares, (b) assigns all beneficial right, title and interest therein to the Depositary, (c) holds such Shares for the account of the Depositary and (d) will deliver such Shares to the Custodian as soon as practicable and promptly upon demand therefor and (iii) all Pre-released ADRs evidence not more than 30% of all ADSs (excluding those evidenced by Pre-released ADRs), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The Depositary may retain for its own account any earnings on collateral for Pre-released ADRs and its charges for issuance thereof. At the request, risk and expense of the person depositing Shares, the Depositary may accept deposits for forwarding to the Custodian and may deliver ADRs at a place other than its office. Every person depositing Shares under the Deposit Agreement represents and warrants that such Shares are validly issued and outstanding, fully paid, nonassessable and free of pre-emptive rights, that the person making such deposit is duly authorized so to do and that such Shares (A) are not “restricted securities” as such term is defined in Rule 144 under the Securities Act of 1933 unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and issuance of ADRs. The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company’s compliance with such Act.

(2) Withdrawal of Deposited Securities. Subject to paragraphs (4) and (5), upon surrender of (i) a certificated ADR in form satisfactory to the Depositary at the Transfer Office or (ii) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to delivery at the Custodian’s office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(3) Transfers of ADRs. The Depositary or its agent will keep, at a designated transfer office in the Borough of Manhattan, The City of New York (the “Transfer Office”), (a) a register (the “ADR Register”) for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. The term ADR Register includes the Direct Registration System. Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes. Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the same number of ADSs evidenced by this ADR, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or requested by the Company. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

(4) Certain Limitations. Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement. The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary or the Company.

(5) Taxes. If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto.

(6) Disclosure of Interests.      (a)         The Company may from time to time request Holders or former Holders to provide information as to the capacity in which they hold or held ADRs, regarding the identity of any other persons then or previously holding any beneficial or other interest in such ADRs and the nature of such interest and various other matters, including, without limitation, information relating to nationality, residence and domicile, in order to ensure that ownership of Shares and other securities complies with the Articles. Notwithstanding any other provision of the Deposit Agreement or this ADR, each Holder additionally agrees to comply with reasonable requests from the Company pursuant to English law, the rules and requirements of each stock exchange or automated quotation system on which the Shares are, or will be, registered or traded, or the Articles, which are made to provide information as to such capacity, identity and interests. Each such Holder agrees to provide promptly any such information pursuant to paragraph 6(a) whether or not still a Holder at the time of such request, in sufficient detail to enable the Company to determine conclusively whether the Holder is, and whether the ownership of Shares and other securities is, in compliance with the Articles. The Depositary agrees to use its reasonable efforts to comply with written instructions received from the Company requesting that the Depositary forward any such request to such Holders (in some cases for further forwarding to beneficial owners holding ADSs through such Holder) and to the last known address, if any, of such former Holders and to forward to the Company any responses to such requests received by the Depositary, and to use its reasonable efforts to assist the Company in obtaining such information with respect of the ADRs received from Holders, provided that nothing herein shall be interpreted as obligating the Depositary to provide or obtain any such information not provided to the Depositary or its agents appointed hereunder by such Holders or former Holders. To the extent that provisions of or governing any Deposited Securities or the applicable laws, rules or regulations of any governmental authority or the Articles may require the disclosure of or limit the beneficial or other ownership of Deposited Securities, other Shares and other securities and/or limit the aggregate number of securities deposited at any time and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership or deposits, the Depositary shall use its reasonable efforts to comply with Company instructions as to American Depositary Receipts in respect of any such enforcement or limitation or any reversal of any conversion of Shares into ADRs, and Holders shall comply with all such disclosure requirements, ownership limitations and reversals and shall cooperate with the Depositary=s compliance with such Company instructions.

(b)           The Company may restrict transfers of the Shares where such transfer might result in ownership of Shares or other securities exceeding limits imposed by applicable law or the Articles. The Company may also restrict, in such manner as it deems appropriate, transfers of the ADSs where such transfer may result in the total number of Shares represented by the ADSs together with any other Shares or other securities owned by one or more persons to exceed any such limits. Notwithstanding any inability of any party to physically restrict a transfer of ADSs, Holders agree contractually to abide by the Company=s instructions. The Company reserves the right to instruct Holders to deliver their ADRs (including those evidencing ADSs held by such Holder for any person or entity having a beneficial interest deriving from the ownership of an ADS) for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal directly with the Holder thereof as a holder of Shares. The Company may also refuse to allow such Holder to redeposit such Shares into the ADR facility and require such Holder to submit to the disenfranchisement or mandatory sale of such Shares in order that the ownership of Shares and other securities of the Company by persons complies with the Articles. The Depositary agrees to cooperate with the Company in its efforts to inform Holders (on behalf of such Holders in their individual capacity and the beneficial owners who hold their ADSs through such Holders) of the Company=s exercise of its rights under this paragraph and agrees to consult with, and provide reasonable assistance without risk or expense on the part of the Depositary to, the Company on the manner or manners in which it may enforce such rights with respect to any Holder. Each holder acknowledges that, as of the date hereof, the Company’s Articles limit the ownership of Shares (including Shares represented by ADSs) of the Company by persons who are foreigners (as defined in the Articles) to an individual foreign shareholding limit of 15% of all outstanding Shares.

(c)           Notwithstanding any provision of the Deposit Agreement or of this ADR and without limiting the foregoing, by being a Holder of an ADR, each such Holder agrees to provide such information as the Company may request in a disclosure notice (a “Disclosure Notice”) given pursuant to the Great Britain Companies Act 1985 (as amended from time to time and including any statutory modification or re-enactment thereof, the “Companies Act”) or the Articles. By accepting or holding this ADR, each Holder acknowledges that it understands that failure to comply with a Disclosure Notice may result in the imposition of sanctions against the holder of the Shares in respect of which the non-complying person is or was, or appears to be or has been, interested as provided in the Companies Act and the Articles which currently include, the withdrawal of the voting rights of such Shares and the imposition of restrictions on the rights to receive dividends on and to transfer such Shares. In addition, by accepting or holding this ADR each Holder agrees to comply with the provisions of the Companies Act with regard to the notification to the Company of interests in Shares, which currently provide, inter alia, that any Holder who is or becomes directly or indirectly interested (within the meaning of the Companies Act) in 3% or more of the outstanding Shares, or is aware that another person for whom it holds such ADRs is so interested, must within two business days after becoming so interested or so aware (and thereafter in certain circumstances upon any change to the particulars previously notified) notify the Company as required by the Companies Act. After the relevant threshold is exceeded, similar notifications must be made in whole respect of whole percentage figure increases or decreases, rounded down to the nearest whole number.

(7) Charges of Depositary. The Depositary may charge each person to whom ADRs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADRs for withdrawal of Deposited Securities, U.S. $5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs delivered or surrendered. In addition, a fee of U.S.$0.02 per ADS shall be incurred by Holders and persons holding ADSs on each Cash distribution made pursuant to the Deposit Agreement. The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement) and (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency). These charges may be changed in the manner indicated in paragraph (16).

(8) Available Information. The Deposit Agreement, the provisions of or governing Deposited Securities, the Articles and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office. The Depositary will mail copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company publishes information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Exchange Act on its Internet Web site (www.baesystems.com) or through an electronic information delivery system generally available to the public in its primary trading market. The Depositary does not assume any duty to determine if the Company is complying with the current requirements of Rule 12g3-2(b) under the Securities Exchange Act of 1934 or to take any action if the Company is not complying with those requirements.

(9) Execution. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary

By
Authorized Officer

The Depositary’s office is located at 383 Madison Avenue, Floor 11, New York, New York 10179.

(10) Distributions on Deposited Securities. Subject to paragraphs (4) and (5), to the extent practicable, the Depositary will distribute by mail to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder’s address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder’s ADRs: (a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) (“Cash”), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary’s expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. (b) Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a “Share Distribution”) and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities (“Rights”), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse). (d) Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights (“Other Distributions”), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash. Such U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents (any fractional cents being withheld without liability for interest and added to future Cash distributions).

(11) Record Dates. The Depositary may, after consultation with the Company if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled.

(12) Voting of Deposited Securities. As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall mail to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by the Company. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

(13) Changes Affecting Deposited Securities. Subject to paragraphs (4) and (5), the Depositary may, in its discretion, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(14) Exoneration. The Depositary, the Company, their agents and each of them shall: (a) incur no liability (i) if law, regulation, the provisions of or governing any Deposited Securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or this ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or bad faith; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; (d) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (e) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company to the extent such losses are due to the negligence or bad faith of the Depositary. In no event shall the Depositary or any of its agents be liable for any indirect, special, punitive or consequential damages. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

(15) Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, or be removed as Depositary by the Company by written notice of such removal delivered to the Depositary; such resignation or removal shall take effect upon the appointment of and acceptance by a successor depositary. The Depositary may appoint substitute or additional Custodians and the term “Custodian” refers to each Custodian or all Custodians as the context requires.

(16) Amendment. Subject to the last sentence of paragraph (2), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. The parties hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed rules. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

(17) Termination. The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.